Exhibit 99.1

RAMACO RESOURCES REPORTS

THIRD QUARTER 2024 RESULTS

LEXINGTON, KY., November 4, 2024 -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”), is a leading operator and developer of high-quality, low-cost metallurgical coal in Central Appalachia and future developer of rare earth and critical minerals in Wyoming. Today it reported financial results for the three months and nine months ended September 30, 2024.

THIRD QUARTER 2024 HIGHLIGHTS

●	For the quarter ended September 30, 2024, the Company had adjusted earnings before interest, taxes, depreciation, amortization, certain non-operating expenses, and equity-based compensation (“Adjusted EBITDA”, a non-GAAP measure), of $23.6 million, compared to $28.8 million in the second quarter of 2024. (See “Reconciliation of Non-GAAP Measures” below.)

●	For the quarter ended September 30, 2024, the Company had net income of $(0.2) million, compared to $5.5 million in the second quarter of 2024 and $19.5 million in the third quarter of 2023. Class A diluted EPS was $(0.03) for the quarter ended September 30, 2024, compared to $0.08 for the quarter ended June 30, 2024 and $0.40 for the quarter ended September 30, 2023. Excluding the one-time closure of the Company’s Knox Creek Jawbone mine (discussed below), net income would have been approximately $1 million and Class A diluted EPS would have been $0.00.

●	Non-GAAP cash cost per ton sold declined quarterly by $6 per ton in the third quarter of 2024 to $102 per ton, as production increased by 8% to 972,000 tons sequentially despite one fewer work week in the third quarter. (See “Reconciliation of Non-GAAP Measures” below.) Furthermore, non-GAAP cash costs per ton sold were below $100 per ton in both August and September, as our low-cost Ram No. 3 mine and the third section at our Stonecoal Alma mine reached full production. Third quarter of 2024 cash costs have declined by $16 per ton since first quarter of 2024 cash costs.

●	Due to both improved productivity and continued increases in production, third quarter sales of 1,023,000 tons and third quarter production of 972,000 tons were both quarterly records.

●	U.S. metallurgical coal indices fell $15 per ton, or 7% on average in the third quarter of 2024 versus the second quarter, and $25 per ton, or 12% versus the third quarter of 2023. Year to date indices have fallen by $85 per ton or 32%. Despite these declines, non-GAAP cash margins per ton sold[1] this quarter remained at $34 per ton, or 25%, down just $1 per ton sequentially, as a result of the Company’s solid operational performance.

MARKET COMMENTARY / 2025 OUTLOOK

Sales and Marketing:

●	For 2024, total sales commitments are 4.1 million tons as of September 30, which equates to more than 100% of the high end of 2024 production guidance. 1.3 million tons are committed to North American customers at an average realized fixed price of $168 per ton. In addition, 2.0 million already shipped tons were committed to seaborne customers at an average realized index-based fixed price of $135 per ton. Overall, through the third

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1 Non-GAAP cash margin per ton sold is a non-GAAP measure that is equal to Non-GAAP revenue per ton sold (FOB mine) minus Non-GAAP cash cost per ton sold (FOB mine). Management believes these measures allow us to more effectively monitor changes in coal prices and costs from period to period by excluding certain items which are beyond our control. Please see “Reconciliation of Non-GAAP Measures” for more information.

quarter 3.3 million tons have been committed at an average realized price of $148 per ton, excluding the impact of any demurrage. The Company has 0.8 million tons of unpriced index export business committed for delivery in the fourth quarter of 2024.

●	For 2025, total sales commitments are now 2.7 million tons as of early November, of which 1.6 million tons are fixed price at $152 per ton sold to mostly North American customers. As of this date, a portion of the Company’s higher priced specialty coal has not yet been committed, in-line with traditional customer sales cadence. We anticipate these future sales will raise the total 2025 fixed price average.

Production:

●	The Company’s four main production growth initiatives for 2024 remain on track and on budget. These include:
o	The addition of 600,000 combined annualized high vol tons from the Elk Creek complex’s Ram 3 surface / highwall mine and the third section at the Stonecoal Alma mine. Both of these mines were at full production as of September 2024.
o	The commission of the prep plant at Maben in late October, in-line with expectations. This will reduce trucking costs at this complex by approximately $40 per ton.
o	The addition of 300,000 tons of annualized low vol production at the third section at the Berwind mine. First production should commence before year-end 2024.
o	The Company anticipates average annual mine costs of $90-95 per ton on a combined basis at all these new mines.

●	The Company began proactively reducing higher cost production in the current pricing environment. In October, the Knox Creek Jawbone mine was closed, which was both nearing end of mine life and the Company’s only loss making mine.

●	On a monthly basis, mine costs dropped from $120 per ton in March to $93 per ton in September or roughly a 25% decline throughout the year.

Guidance:

●	Overall production and sales guidance is being reduced by 0.2 million tons at the midpoint to 3.7 – 3.9 million tons and 3.9 – 4.1 million tons, respectively.

●	These reductions in guidance will have a minimal impact to overall earnings. The Company’s updated guidance can be seen in the “Financial Guidance” section of this press release.

●	The midpoint of full-year 2024 cash cost guidance is being reduced to $106 – $109 per ton sold versus the prior $105 – $111 per ton. In line with this updated cash cost guidance, overall mine costs on a normalized basis are anticipated to exit the year below the $100 per ton range. After adjusting for two weeks of vacation periods in the fourth quarter, the Company anticipates cash costs to be similar in both the third and fourth quarter of 2024.

●	The high-end of 2024 sales guidance remains at roughly a 5 million ton per annum exit run rate.

●	The midpoint of cash selling, general, and administrative guidance is reduced by 10%, from $40 million to $36 million.

●	The Company continues to progress on additional mining and testing at its rare earth and critical mineral Brook Mine in Sheridan, Wyoming. We anticipate that The Fluor Corporation will provide a preliminary techno-economic analysis of the project in early December. Fluor will also be engaged in the future design and engineering for the commercial demonstration processing facility which Ramaco hopes to begin constructing in 2025.

MANAGEMENT COMMENTARY

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “The story backdrop behind Ramaco’s and the entire met coal industry’s results this year is directly tied to the continuing export of China’s overproduction of steel, both to the developed and developing world. This has led world steel companies to both cut back on their own production and to reduce the price they are willing to pay for their met coal feedstock.

Despite that macro headwind, Ramaco’s third quarter operational results were our strongest operational quarter of the year. In simple terms, we acted on those areas we could control and succeeded in both reducing costs and increasing production for the second consecutive quarter. We anticipate the same positive operational progress next quarter as we end the year.

Our financial results were lower this quarter than in the second quarter due to the $15 per ton sequential decline in U.S. met coal indices impacting revenue. Both the U.S. low vol and high vol indices fell quarterly by roughly 7% on average in the third quarter and by roughly 32% since the start of the year. Despite this continued decline in pricing, we both produced and shipped a record amount of coal in the third quarter.

Our strong operational and productivity execution also led to another large sequential decline in cash costs that averaged in the mid $90 per ton range for both August and September. Indeed, our mine costs have declined by roughly 25% through the year. Cash margins per ton also held steady near the $34 per ton level or 25% in both the second and third quarters despite declining prices.

We expect operational results should again improve in the fourth quarter, as our production and sales continue to grow. We anticipate a sales increase in the fourth quarter to provide a year-end exit run rate in excess of 5 million tons at the high end of guidance, with cash costs also below $100 per ton on a normalized basis, excluding the vacation periods.

Our four main 2024 growth initiatives remain both on track and on budget.

●	The high vol additions at our Elk Creek complex should ultimately add roughly 600,000 annualized tons to overall 2024 Elk Creek production. These are from the Ram 3 surface / highwall mine and the third section at the Stonecoal Alma mine, which were both fully online as of September.

●	The prep plant at our low vol Maben complex was commissioned on time and on budget at the end of October and will reduce current trucking costs by approximately $40 per ton at this complex.

●	The addition in the fourth quarter of the third section at the main Berwind low vol mine will ultimately add roughly 300,000 annualized tons of production.

●	Importantly, all of these new mines are anticipated to have average mine costs in the $90-95 per ton range on a combined basis.

On the supply side, there was perhaps a silver lining to the continued decline in met coal pricing. Higher cost U.S. met coal production is beginning to come offline and rationalize. U.S. Mine Safety & Health Administration data suggests that third quarter U.S. metallurgical coal production fell by more than 8% sequentially. This would equate to a 6+ million-ton annual decline. Absent meaningful pricing improvement we anticipate production will continue to decline further in the fourth quarter. These dislocations may create opportunities for us as we move forward. We are already now seeing it on the hiring front.

On the demand side, as we look ahead to 2025 it is possible that Chinese steel exports may be restricted in many world markets by tariffs. This may boost steel and met coal pricing in our traditional markets. The Chinese government may also enact more aggressive fiscal stimulus measures, which might have similar potential to improve pricing. We shall wait and see.

I am pleased to report on how our forward 2025 sales book has been filled so far. Total 2025 sales commitments are now up to 2.7 million tons, of which 1.6 million tons are fixed price at $152 per ton to mostly North American customers. In the near future we expect also to settle the remainder of our traditional higher-priced annual specialty coal domestic business for 2025.

On our rare earth and critical minerals front at the Brook Mine in Wyoming, we continue to make strong progress. As an observation, the testing complexity of critical mineral commercial development is very different from metallurgical coal. We are fortunate to have an array of experienced groups to assist us which are involved in our rare earth testing, mine planning and processing design.

We are in the advanced stages of completing our preliminary techno-economic report with the Fluor Corporation. We expect it to be finalized shortly to review at our Board meeting in early December. Lastly, we continue to plan toward commencement of the construction of our rare earth demonstration facility in mid to late 2025. We expect to make further announcements on this overall progress after the Board meeting.

In summary, we expect to exit the year on a strong note with both record annual sales and production and even lower normalized mine costs. We are now well positioned on forward coal sales into 2025 and look forward to hopefully stronger seasonal pricing markets as we start the year. Our rare earth development remains a major unique transformational opportunity as we methodically move toward hopefully beginning to realize its commercial potential in the new year. Overall, we continue to transition into becoming an even larger low cost met coal producer, with the hopeful addition of an exciting rare earth and critical mineral future potential.”

Key operational and financial metrics are presented below (unaudited):

Key Metrics
	3Q24	2Q24	Chg.	3Q23	Chg.	2024 YTD	2023 YTD	Chg.
Total Tons Sold ('000)	1,023	915	12%	996	3%	2,867	2,467	16%
Revenue ($mm)	$167.4	$155.3	8%	$187.0	(10)%	$495.4	$490.8	1%
Cost of Sales ($mm)	$134.7	$122.8	10%	$144.6	(7)%	$397.2	$354.4	12%
Non-GAAP Revenue of Tons Sold ($/Ton) [1]	$136	$143	(5)%	$157	(13)%	$145	$169	(14)%
Non-GAAP Cash Cost of Sales ($/Ton) [1]	$102	$108	(6)%	$113	(10)%	$109	$111	(2)%
Non-GAAP Cash Margins on Tons Sold ($/Ton)	$34	$35	(3)%	$44	(23)%	$36	$58	(38)%
Net Income (Loss) ($mm)	$(0.2)	$5.5	(104)%	$19.5	(101)%	$7.3	$52.3	(86)%
Diluted EPS - Class A Common Stock	$(0.03)	$0.08	(136)%	$0.40	(107)%	$0.05	$1.14	(96)%
Diluted EPS - Class B Common Stock	$0.06	$0.18	(69)%	$0.16	(65)%	$0.46	$0.16	185%
Adjusted EBITDA ($mm) [1]	$23.6	$28.8	(18)%	$45.4	(48)%	$76.6	$123.7	(38)%
Capex ($mm) [2]	$17.8	$21.4	(17)%	$16.9	5%	$57.9	$64.9	(11)%
Adjusted EBITDA less Capex ($mm)	$5.8	$7.4	(21)%	$28.5	(80)%	$18.7	$58.8	(68)%
(1)	See “Reconciliation of Non-GAAP Measures.”
(2)	2024 YTD include $3mm for the purchase price of the preparation plant that was relocated to Maben.

Differences may occur due to rounding.

THIRD QUARTER 2024 PERFORMANCE

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the third quarter of 2024, unless specified otherwise.

Year over Year Quarterly Comparison

Overall production in the quarter was 972,000 tons, up 35% from the same period of 2023. The Elk Creek complex produced 639,000 tons, up 59% from last year. The third quarter of 2024 benefited from both solid overall operational and productivity execution, as well as the successful ramp-up of the new Ram 3 surface/highwall mine and the third section at our Stonecoal Alma mine. The Berwind, Knox Creek, and Maben complexes increased production to 333,000 tons in the quarter, up 5% from the same period last year.

Quarterly pricing was $136 per ton, which was 13% lower compared to $157 per ton in the third quarter of 2023. The decline was due to the year-over-year decrease in both U.S. and worldwide metallurgical coal price indices. Cash costs were $102 per ton sold, excluding transportation costs, alternative mineral development costs, and idle mine costs, which was a 10% decrease from the same period in 2023.

As a result of the above, cash margins were $34 per ton during the quarter, down from $44 per ton in the same period of 2023. This was based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

Sequential Quarter Comparison

Third quarter of 2024 production was 972,000 tons, up from the second quarter by 8%. This was due to better productivity and the production increases at the Company’s Ram 3 surface/highwall and Stonecoal Alma mines which began producing in June. Quarterly sales volume of 1,023,000 tons was up from 915,000 tons in the second quarter. This was due to the aforementioned production increase.

Realized quarterly pricing of $136 per ton was down 5% from $143 per ton in the second quarter. This reflected weaker market conditions and lower index pricing as key U.S. metallurgical coal indices fell roughly 7% in the third quarter versus the second quarter. They are now down 32% since the end of 2023. Despite the sequential decline in pricing, revenues increased 8% to $167 million from the second to the third quarter.

Quarterly cash costs of $102 per ton compared to $108 per ton in the second quarter of 2024. The continued meaningful cost improvement resulted from an increase in production due to better productivity and the production increase at Elk Creek. Quarterly cash margins were $34 per ton or 25%, decreasing very slightly despite the $7 per ton drop in realized pricing from the second quarter of 2024. These figures are based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

BALANCE SHEET AND LIQUIDITY

As of September 30, 2024, the Company had liquidity of $80.8 million, consisting of $22.9 million of cash plus $57.9 million of availability under our revolving credit facility. Liquidity was up from $71.3 million in the second quarter of 2024.

Quarterly capital expenditures totaled $17.8 million. This increased from $16.9 million for the same period of 2023 and decreased from $21.4 million for the second quarter of 2024. Year to date capital expenditures are $54.9 million, excluding the $3 million purchase price of the Maben preparation plant.

We anticipate capital expenditures will decline meaningfully in the fourth quarter 2024, versus the first three quarters of 2024. This decline comes from the completion of the Company’s Ram 3 surface / highwall and Stonecoal Alma mines that achieved full production in September. Growth capital expenditures associated with those mines have now already been incurred. The Company expects 2024 capital expenditures to come in towards the high end of the previous guidance range, largely due to timing, and updates guidance accordingly.

The Company’s year to date effective tax rate was 18%. For the third quarter of 2024, the Company recognized income tax expense of $0.1 million.

The following summarizes key sales, production and financial metrics for the periods noted (unaudited):

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
In thousands, except per ton amounts	2024	2024	2023	2024	2023

Sales Volume (tons)	1,023	915	996	2,867	2,467

Company Production (tons)
Elk Creek Mining Complex	639	508	402	1,614	1,619
Berwind Mining Complex (includes Knox Creek and Maben)	333	393	317	1,103	810
Total	972	901	719	2,717	2,429

Per Ton Financial Metrics (a)
Average revenue per ton	$136	$143	$157	$145	$169
Average cash costs of coal sold	102	108	113	109	111
Average cash margin per ton	$34	$35	$44	$36	$58

Capital Expenditures (b)	$17,785	$21,405	$16,908	$57,920	$64,924

(a)	Metrics are defined and reconciled under “Reconciliation of Non-GAAP Measures.”
(b)	2024 YTD include $3mm for the purchase price of the preparation plant that was relocated to Maben.

FINANCIAL GUIDANCE

(In thousands, except per ton amounts and percentages)

	Full-Year	Full-Year
	2024 Guidance	2023

Company Production (tons)	3,700 - 3,900	3,174

Sales (tons) (a)	3,900 - 4,100	3,455

Cash Costs Per Ton Sold (b)	$106 - 109	$110

Other
Capital Expenditures (c)	$61,000 - 65,000	$82,904
Selling, general and administrative expense (d)	$34,000 - 38,000	$35,926
Depreciation, depletion, and amortization expense	$65,000 - 69,000	$54,252
Interest expense, net	$5,500 - 6,500	$8,903
Effective tax rate (e)	20 - 25%	21%
Idle Mine Costs	$0	$3,978

(a)	Includes purchased coal.
(b)	Excludes transportation costs, alternative mineral development costs, and idle mine costs.
(c)	Excludes capitalized interest. Excludes $3mm for the purchase price of the preparation plant that was relocated to Maben for 2024.
(d)	Excludes stock-based compensation.
(e)	Normalized to exclude discrete items.

Committed 2024 Sales Volume(a)

(In millions, except per ton amounts) (unaudited)

	2024
	Volume	Average Price
North America, fixed priced	1.3	$168
Seaborne, fixed priced	2.0	$135
Total, fixed priced	3.3	$148
Index priced	0.8
Total committed tons	4.1

(a)	Amounts as of September 30, 2024 include purchased coal. Totals may not add due to rounding. Does not include committed sales expected to be fulfilled in later years.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one development rare earth and coal mine near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major deposit of primary magnetic rare earths and critical minerals was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 60 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

THIRD QUARTER 2024 CONFERENCE CALL

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Tuesday, November 5, 2024. An accompanying slide deck will be available at https://www.ramacoresources.com/investors/investor-presentations/ immediately before the conference call.

To participate in the live teleconference on November 5, 2024:

Domestic Live: (877) 317-6789

International Live: (412) 317-6789

Conference ID: Ramaco Resources Third Quarter 2024 Results

Web link: Click Here

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully ramp up production at our complexes in accordance with the Company’s growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal and Maben acquisitions to the Company’s shareholders, the anticipated benefits and impacts of the Ramaco Coal and Maben acquisitions, and the Company's ability to successfully develop the Brook Mine, including whether the increase in the Company's exploration target and estimates for such mine are realized. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share amounts	2024	2023	2024	2023

Revenue	$167,411	$186,966	$495,403	$490,795

Costs and expenses
Cost of sales (exclusive of items shown separately below)	134,731	144,635	397,214	354,383
Asset retirement obligations accretion	354	349	1,063	1,049
Depreciation, depletion, and amortization	17,811	14,443	48,909	39,850
Selling, general, and administrative	12,921	11,458	37,932	37,519
Total costs and expenses	165,817	170,885	485,118	432,801

Operating income	1,594	16,081	10,285	57,994

Other income (expense), net	(76)	11,333	3,075	15,076
Interest expense, net	(1,696)	(2,447)	(4,509)	(7,274)
Income (loss) before tax	(178)	24,967	8,851	65,796
Income tax expense	61	5,505	1,517	13,521
Net income (loss)	$(239)	$19,462	$7,334	$52,275

Earnings (loss) per common share
Basic - Single class (through 6/20/2023)	$—	$—	$—	$0.71
Basic - Class A	$(0.03)	$0.41	$0.05	$0.44
Total	$(0.03)	$0.41	$0.05	$1.15

Basic - Class B	$0.06	$0.17	$0.48	$0.17

Diluted - Single class (through 6/20/23)	$—	$—	$—	$0.70
Diluted - Class A	$(0.03)	$0.40	$0.05	$0.44
Total	$(0.03)	$0.40	$0.05	$1.14

Diluted - Class B	$0.06	$0.16	$0.46	$0.16

Ramaco Resources, Inc.

Unaudited Consolidated Balance Sheets

In thousands, except per-share amounts	September 30, 2024	December 31, 2023

Assets
Current assets
Cash and cash equivalents	$22,864	$41,962
Accounts receivable	62,905	96,866
Inventories	53,051	37,163
Prepaid expenses and other	7,853	13,748
Total current assets	146,673	189,739
Property, plant, and equipment, net	476,748	459,091
Financing lease right-of-use assets, net	12,014	10,282
Advanced coal royalties	3,884	2,964
Other	6,076	3,760
Total Assets	$645,395	$665,836

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$53,783	$51,624
Accrued liabilities	48,378	52,225
Current portion of asset retirement obligations	110	110
Current portion of long-term debt	383	56,534
Current portion of financing lease obligations	6,134	5,456
Insurance financing liability	—	4,037
Total current liabilities	108,788	169,986
Asset retirement obligations, net	31,325	28,850
Long-term debt, net	43,141	349
Long-term financing lease obligations, net	6,684	4,915
Senior notes, net	33,646	33,296
Deferred tax liability, net	54,573	54,352
Other long-term liabilities	5,414	4,483
Total liabilities	283,571	296,231

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Class A common stock, $0.01 par value	438	440
Class B common stock, $0.01 par value	87	88
Additional paid-in capital	281,079	277,133
Retained earnings	80,220	91,944
Total stockholders' equity	361,824	369,605
Total Liabilities and Stockholders' Equity	$645,395	$665,836

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Nine months ended September 30,
In thousands	2024	2023
Cash flows from operating activities
Net income	$7,334	$52,275
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	1,063	1,049
Depreciation, depletion, and amortization	48,909	39,850
Amortization of debt issuance costs	664	566
Stock-based compensation	13,255	9,706
Other	(18)	(4,912)
Deferred income taxes	221	10,048
Changes in operating assets and liabilities:
Accounts receivable	33,961	(22,460)
Prepaid expenses and other current assets	5,895	10,115
Inventories	(15,888)	(5,269)
Other assets and liabilities	(2,504)	(816)
Accounts payable	2,576	19,253
Accrued liabilities	1,515	10,071
Net cash from operating activities	96,983	119,476

Cash flow from investing activities:
Capital expenditures	(45,632)	(64,924)
Maben preparation plant capital expenditures	(12,288)	—
Other	(182)	7,158
Net cash used for investing activities	(58,102)	(57,766)

Cash flows from financing activities
Proceeds from borrowings	136,500	95,000
Proceeds from stock option exercises	534	—
Payments of dividends	(24,474)	(18,049)
Repayment of borrowings	(149,921)	(87,225)
Repayment of Ramaco Coal acquisition financing - related party	—	(30,000)
Repayments of insurance financing	(4,032)	(3,848)
Repayments of equipment finance leases	(6,740)	(4,954)
Shares surrendered for withholding taxes	(9,846)	(5,323)
Net cash used financing activities	(57,979)	(54,399)

Net change in cash and cash equivalents and restricted cash	(19,098)	7,311
Cash and cash equivalents and restricted cash, beginning of period	42,781	36,473
Cash and cash equivalents and restricted cash, end of period	$23,683	$43,784

Reconciliation of Non-GAAP Measures (Unaudited)

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies. We believe Adjusted EBITDA is useful because it allows us to evaluate our operating performance more effectively.

We define Adjusted EBITDA as net income plus net interest expense; equity-based compensation; depreciation, depletion, and amortization expenses; income taxes; certain other non-operating items (income tax penalties and charitable contributions), and accretion of asset retirement obligations. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as a substitute for GAAP measures of performance and may not be comparable to similarly titled measures presented by other companies.

	Q3	Q2	Q3	Nine months ended September 30,
(In thousands)	2024	2024	2023	2024	2023

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(239)	$5,541	$19,462	$7,334	$52,275
Depreciation, depletion, and amortization	17,811	15,879	14,443	48,909	39,850
Interest expense, net	1,696	1,481	2,447	4,509	7,274
Income tax expense	61	915	5,505	1,517	13,521
EBITDA	19,329	23,816	41,857	62,269	112,920
Stock-based compensation	3,970	4,583	3,201	13,255	9,706
Other non-operating	(36)	45	—	9	—
Accretion of asset retirement obligations	354	354	349	1,063	1,049
Adjusted EBITDA	$23,617	$28,798	$45,407	$76,596	$123,675

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs including demurrage costs, divided by tons sold. Non-GAAP cash cost per ton sold (FOB mine) is calculated as cash cost of coal sales less transportation costs, alternative mineral development costs, and idle and other costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton (FOB mine) provide useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control, and alternative mineral costs, which are more developmentally focused currently. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton sold (FOB mine) are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute for revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton (unaudited)

	Q3	Q2	Q3	Nine months ended September 30,
(In thousands, except per ton amounts)	2024	2024	2023	2024	2023

Revenue	$167,411	$155,315	$186,966	$495,403	$490,795
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation	(28,582)	(24,218)	(30,433)	(81,086)	(74,610)
Non-GAAP revenue (FOB mine)	$138,829	$131,097	$156,533	$414,317	$416,185
Tons sold	1,023	915	996	2,867	2,467
Non-GAAP revenue per ton sold (FOB mine)	$136	$143	$157	$145	$169

Non-GAAP cash cost per ton (unaudited)

	Q3	Q2	Q3	Nine months ended September 30,
(In thousands, except per ton amounts)	2024	2024	2023	2024	2023

Cost of sales	$134,731	$122,770	$144,635	$397,214	$354,383
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(28,551)	(22,872)	(30,254)	(80,299)	(74,467)
Alternative mineral development costs	(1,363)	(1,124)	(1,200)	(3,618)	(2,746)
Idle and other costs	(244)	(305)	(378)	(786)	(2,937)
Non-GAAP cash cost of sales	$104,573	$98,469	$112,803	$312,511	$274,233
Tons sold	1,023	915	996	2,867	2,467
Non-GAAP cash cost per ton sold (FOB mine)	$102	$108	$113	$109	$111

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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